Free Writing Prospectus	Filed pursuant to Rule 433
Dated June 26, 2012	Registration Statement No. 333-181076

BOX SHIPS INC. ANNOUNCES THE DELIVERY OF ITS EIGHTH VESSEL, THE OOCL HONG KONG

ATHENS, Greece, June 26, 2012 – Box Ships Inc., (NYSE: TEU), or the Company, a global shipping company specializing in the transportation of containers, announced that on June 25, 2012 it took delivery of its eighth vessel, the OOCL Hong Kong, a 5,344 TEU Post-Panamax containership built in 1995 at the Samsung shipyard in Korea. The vessel is chartered to Orient Overseas Container Lines Ltd. (“OOCL”) for a period of thirty-six (36) months plus or minus thirty days (30) at a net daily rate of US$26,465.  The Company has agreed to acquire one additional 5,344 TEU Post-Panamax containership built in 1996, the OOCL China, which is expected to be delivered on or prior to July 14, 2012 and will also be chartered to OOCL for a period of thirty-six (36) months plus or minus thirty days (30) at a net daily rate of US$26,465.

About Box Ships Inc.
Box Ships Inc. is an Athens, Greece-based international shipping company specializing in the transportation of containers. The Company’s current fleet consists of eight containerships with a total carrying capacity of 38,581 TEU and a TEU weighted average age of 6.2 years. After the delivery of the second acquired vessel, the Company will have a fleet of nine vessels with a total carrying capacity of 43,925 TEU and a TEU-weighted average age of 7.4 years. The Company’s shares trade on the New York Stock Exchange under the symbol “TEU.”

Cautionary Statement Regarding Forward-Looking Statement:

Matters discussed in this press release may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words "believe," "anticipate," "intends," "estimate," "forecast," "project," "plan," "potential," "may," "should," "expect," "pending" and similar expressions identify forward-looking statements.

The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, our management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors, other important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including fluctuations in charter rates and vessel values, changes in demand for container shipping capacity, changes in our operating expenses, including bunker prices, drydocking and insurance costs, the market for our vessels, availability of financing and refinancing, charter counterparty performance, ability to obtain financing and comply with covenants in such financing arrangements, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, vessels breakdowns and instances of off-hires and other factors. Please see our filings with the Securities and Exchange Commission for a more complete discussion of these and other risks and uncertainties.

THE ISSUER HAS FILED A REGISTRATION STATEMENT INCLUDING A PROSPECTUS WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS AND PROSPECTUS SUPPLEMENT IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THE OFFERING. YOU MAY OBTAIN THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY PLACEMENT AGENT OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS AND THE PROSPECTUS SUPPLEMENT IF YOU REQUEST THEM FROM DAHLMAN ROSE & COMPANY AT DAHLMAN ROSE & COMPANY AT 1301 AVENUE OF THE AMERICAS, 44TH FLOOR, NEW YORK, NEW YORK, 10019, BY TELEPHONE AT (212) 702-4521 OR BY EMAIL AT PROSPECTUS@DRCO.COM.